Exhibit 10.2
Eddie Bauer Holdings, Inc.
15010 NE 36th Street
Redmond, Washington 98052
Tel. (425) 755-6100
February 9, 2007
Mr. Howard Gross
c/o Board of Directors
Eddie Bauer Holdings, Inc.
15010 NE 36th Street
Redmond, WA 98052
Dear Howard:
     Eddie Bauer Holdings, Inc. (the “Company”) is pleased to offer you a position as Interim Chief Executive Officer of the Company and its operating subsidiary, Eddie Bauer, Inc., effective February 9, 2007. Your position as Interim Chief Executive Officer will be in addition to your position as a Member of the Board of Directors of the Company. However, you will relinquish your current position as Chair of the Governance Committee. It is anticipated that the interim employment period described herein (the “Interim Employment Period”) will continue until such time as the Company is able to hire a permanent CEO. During the Interim Employment Period you will not receive Director’s fees. Subject to any continued employment transition period that the parties may mutually agree upon, your employment as interim CEO will terminate when a permanent CEO is hired by the Company. After the Interim Employment Period you will continue to serve as a Member of the Board of Directors of the Company and will be entitled to Director’s fees.
     When executed by you in the space provided below, this letter will constitute an agreement between you and the Company.
     Except as specified herein, the compensation package for this position includes a monthly salary of $85,000 per month, payable in advance each month. For February 2007, you will receive $42,500. In the event that your employment as Interim Chief Executive Officer continues beyond August 9, 2007, you will receive an additional $12,500 for the month of August and the monthly salary will be raised to $110,000 beginning September 2007. In addition to the monthly salary, the Company will provide reasonable housing, or a housing allowance, to enable you to work at the Company’s corporate headquarters in the Seattle, Washington metropolitan area during Monday through Thursday of each week during the Interim Employment Period. Please work with Stacey Ragsdale on the procurement of the housing. If there are any questions regarding the housing, please refer them to Steve Watson.
     The Company will reimburse you for the weekly cost of round trip first class airfare between Seattle and your principal business location in Aspen, Colorado. It is

Eddie Bauer Holdings, Inc.
Mr. Gross
February 9, 2007

anticipated that you will return to Aspen each Thursday evening and will be available to work from that location. The Company also will provide prompt reimbursement of all expenses reasonably incurred in connection with the performance of your duties hereunder in accordance with the policies established by the Board and upon receipt of appropriate documentation substantiating such expenses and their business purpose.
     The term of this agreement shall be for the Interim Employment Period commencing on your start date. Your employment may be terminated at any time by you or by the Company with or without cause for any reason or for no reason.
     Any other agreement regarding your employment or any other matter between you and the Company must be in writing and signed by the Chair of the Company’s Board of Directors, and approved by the Compensation Committee of the Board of Directors.
     You will not be eligible to participate in the Company benefit plans.
     As a condition of your employment with the Company, you will be subject to all the Company’s standard personnel policies and procedures, including agreements, policies and procedures relating to trade secrets, confidential and proprietary information.
     It is a pleasure to make you this offer. If you are in agreement with the terms of this offer, please sign and return a copy of this letter to us.
Sincerely,
EDDIE BAUER HOLDINGS, INC.

By:	/s/ William Thomas End William Thomas End, Chair of the Board of Directors
I accept the above offer on the stated terms and conditions:

Signed:	/s/ Howard Gross	Date:	February 9, 2007

Howard Gross

Eddie Bauer Holdings, Inc.
Mr. Gross
February 9, 2007

I hereby represent, warrant and agree that I am free to accept this employment offer. I represent, warrant and agree that I am not bound by any restriction or covenant from any prior employer or other obligation that would interfere with my ability to perform the job duties of Interim Chief Executive Officer at the Company. I also represent, warrant and agree that I have returned all documents to my prior employers, and that I will not utilize any trade secrets or proprietary information of my prior employers in connection with my employment by the Company.

Signed:	/s/ Howard Gross	Date:	February 9, 2007

Howard Gross